CUSIP No. 056543101
13D

(1)
Name of Reporting Person:
Bomarko, Inc.



(2)
Check the Appropriate Box






(a)
[X]

if a Member of a Group:






(b)
[   ]



(3)
SEC Use Only:



(4)
Source of Funds
PF



(5)
Check box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)

or 2(e):










[   ]



(6)
Citizenship or Place of Organization: Delaware



Number of Shares

(7)
Sole Voting Power:


282,664


Beneficially Owned

(8)
Shared Voting Power:







By Reporting Person

(9)
Sole Dispositive Power:

282,664


With



(10)
Shared Dispositive Power:









(11)
Aggregate Amount Beneficially Owned by Reporting
Person:
282,664





(12)
Check box if the Aggregate Amount in Row (11) Excludes Certain Shares:

[   ]



(13)
Percent of Class Represented by Amount in Row
(11):
13.7%





(14)
Type of Reporting Person:
CO





3


CUSIP No. 056543101
13D

(1)
Name of Reporting Person:
Extrusions Division, Inc.



(2)
Check the Appropriate Box






(a)
[X]

if a Member of a Group:






(b)
[   ]



(3)
SEC Use Only:



(4)
Source of Funds
PF



(5)
Check box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)

or 2(e):










[   ]



(6)
Citizenship or Place of Organization:  Michigan



Number of Shares

(7)
Sole Voting Power:


200


Beneficially Owned

(8)
Shared Voting Power:







By Reporting Person

(9)
Sole Dispositive Power:

200


With



(10)
Shared Dispositive Power:









(11)
Aggregate Amount Beneficially Owned by Reporting
Person:
200





(12)
Check box if the Aggregate Amount in Row (11) Excludes Certain Shares:

[   ]



(13)
Percent of Class Represented by Amount in Row
(11):
0.0%





(14)
Type of Reporting Person:
CO





4


CUSIP No. 056543101
13D

(1)
Name of Reporting Person:
James D. Azzar



(2)
Check the Appropriate Box






(a)
[X]

if a Member of a Group:






(b)
[   ]



(3)
SEC Use Only:



(4)
Source of Funds
PF



(5)
Check box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)

or 2(e):










[   ]



(6)
Citizenship or Place of Organization:  United States



Number of Shares

(7)
Sole Voting Power:


484,636*


Beneficially Owned

(8)
Shared Voting Power:







By Reporting Person

(9)
Sole Dispositive Power:

484,636*


With



(10)
Shared Dispositive Power:









(11)
Aggregate Amount Beneficially Owned by Reporting
Person:
484,636*





(12)
Check box if the Aggregate Amount in Row (11) Excludes Certain Shares:

[   ]



(13)
Percent of Class Represented by Amount in Row
(11):
23.6%





(14)
Type of Reporting Person:
IN



*Includes Shares beneficially owned by Bomarko and Extrusions Division, Inc.



G:\APPS\OFFICE\Templates\User Templates\Normal.dot cat